Exhibit 10.2

Certain identified information marked as [****] has been excluded from this exhibit because it both (i) is not material and (ii) is the type that the Company treats as private or confidential.

MANUFACTURING AND SUPPLY AGREEMENT

BY AND BETWEEN

NAPO PHARMACEUTICALS, INC. ,

WOODWARD SPECIALTY LLC

and

solely for the purposes of section 13.2, Future Pak, LLC

Table of Contents

Article 1 Definitions		1
Article 2 Manufacture and Supply		7
2.1	Manufacturing and Supply	7
2.2	Product Form	7
2.3	Product Requirements	7
2.4	Subcontracting	7
Article 3 Supply; Price		7
3.1	Supply Price	7
3.2	Supply Price Revisions	7
3.3	Price Adjustments - Current Year Pricing	8
3.4	Payments	9
3.5	Transport Costs	9
3.6	Partial Shipments	9
Article 4 Forecasts; Orders		9
4.1	Initial Rolling Forecast	9
4.2	Updated Monthly Rolling Forecasts; Firm Orders	9
4.4	Quantity Requirements	10
4.6	Changes to Firm Orders	10
4.7	Write Off Costs	10
Article 5 Delivery		11
Article 6 Sale of PURCHASED REMAINING Inventory		11
6.1	Remaining Inventory	11
Article 7 Relationship Management		12
Article 8 Dispute Resolution		13
Article 9 Title and Risk		13
9.1	Title and Risk	13
Article 10 Quality		13
10.1	Quality	13
10.2	Technical Complaints	13
10.3	Stability Testing	13
10.4	Measures	14
Article 11 Labelling; Packaging; Anti-Counterfeiting		14
11.1	Labelling	14
11.2	Drug Supply Chain Security Act	14
Article 12 PRODUCT CLAIMS AND RECALLS		15

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Article 13 Representations and Warranties		18
Article 14 Liability and Indemnification		19
14.1	Indemnification by Napo	19
14.8	LIMITATION OF LIABILITY	21
Article 15 Insurance		22
15.1	Insurance	22
Article 16 Term and Termination		22
16.1	Term; Expiration	22
16.2	Termination for Material Breach	22
16.3	Termination for Bankruptcy	23
16.4	Additional Rights and Remedies	23
16.5	Termination for Insolvency Event	23
16.6	Effect of Termination or Expiration.	23
Article 17 Confidentiality; Press Release		24
17.1	Confidentiality	24
17.2	Permitted Disclosures	24
17.4	Press Releases	25
Article 18 TECHNOLOGY TRANSFER		25
Article 19 Miscellaneous		26
19.1	Forum	26
19.2	Governing Law	26
19.3	Assignment	26
19.4	Force Majeure	26
19.5	Notices	27
19.6	Export Clause	27
19.7	Waiver	28
19.8	Severability	28
19.9	Entire Agreement	28
19.10	Independent Contractors	28
19.11	Headings; Interpretation	28
19.12	Further Actions	28
19.13	Parties in Interest	28
19.14	Construction of Agreement	28
19.15	Supremacy	29
19.16	Counterparts	29

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List of Exhibits

Exhibit A Supply Price and Minimum Order Quantities

Exhibit B Effective Date Product Inventory at Cardinal: Quantity and Purchase Cost per Bottle

Exhibit C Fully Allocated Manufacturing Cost

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MANUFACTURING AND SUPPLY AGREEMENT

This MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) is entered into and made effective as the date of the latest dated signature on the signature page below (the “Effective Date”), by and between Napo Pharmaceuticals Inc., a company incorporated under the laws of Delaware (“Napo”), Woodward Specialty LLC, a limited liability company organized under the laws of Puerto Rico (“Woodward”), and, solely for the purposes of Sections 13.2, Future Pak, LLC, a Michigan limited liability company (“Future Pak”). Napo and Woodward are each referred to herein, individually, as a “Party” and, together, as the “Parties.”

RECITALS

Whereas, Napo and Woodward have entered into a License Agreement dated the Effective Date (the “License Agreement”) pursuant to which Napo is licensing to Woodward certain rights regarding the Product (as defined below);

Whereas, under the terms of the License Agreement, Napo and Woodward agreed to enter into this Agreement for the manufacture of the Product by Napo and/or its Affiliates (whether themselves or through their Third Party designees) and the supply of the Product to Woodward and/or its Affiliates; and

Whereas, in accordance with the terms of this Agreement, Napo and its Affiliates agree to manufacture or have manufactured and supply, and Woodward and Woodward’s Affiliates agrees to have manufactured, and to purchase the Product, subject to the terms and conditions of this Agreement.

Now, Therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:/the Parties hereby agree as follows:

Article 1

Definitions

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1 unless context dictates otherwise:

1.1 “Accounting Standards” means U.S. GAAP (United States Generally Accepted Accounting Principles).

1.2 “Affiliate” means any Person, whether de jure or de facto, which directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with a Party. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person. With respect to Napo, for the purposes of this Agreement, “Affiliates” shall include Jaguar and any of its wholly-owned subsidiaries.

1.3 “Agreement” has the meaning assigned to such term in the Preamble.

1.4 “Applicable Law” means any law, statute, rule, regulation, ordinance, or other pronouncement having the effect of law, of any federal, national, multinational, state, provincial, county, city, or other political subdivision, including cGMP.“

1.5 “Breaching Party” has the meaning assigned to such term in Section 16.2.

1.6 “Business Day” means a day on which banking institutions in New York, New York, United States are open for business.

1.7 “Calendar Year” means a period of twelve (12) consecutive months ending on December 31st.

1.8 “Commercially Reasonable Efforts” means such efforts that are consistent with the efforts and resources normally used by the applicable Party in the exercise of its reasonable business discretion relating to a prescription pharmaceutical product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position, the regulatory structure involved, profitability (including pricing and reimbursement status achieved), and other relevant factors, including technical, legal, scientific and/or medical factors.

1.9 “Confidential Information” has the meaning assigned to such term in Section 17.1.

1.10 “Contract Year” means a period of twelve (12) months ending on December 31 of a year during the Term (provided that the first Contract Year shall commence on the Effective Date and end on December 31, 2026 and last Contract Year shall commence on January 1 of the applicable year and end on the date of expiry or termination of this Agreement).

1.11 “Customers” means Third Party wholesales, pharmacy benefit managers, managed care organizations, government purchasers, group purchasing organizations, or other Third Parties that enter into Contracts with Seller for the purchase or Third Party payor reimbursement of the Product.

1.12 “current Good Manufacturing Practice” or “cGMP” means all applicable standards relating to current good manufacturing practice applicable for the Manufacture of pharmaceutical products for human use, intermediaries or active pharmaceutical ingredients (as appropriate) as established by Governmental Entities and as applicable to the manufacturer of the relevant Product at the relevant site of Manufacture at the time of Manufacture, as amended from time to time and in effect during the Term.

1.13 “Defective” means with respect to the Product, that the Product did not, at the time of Delivery, meet the Product Specifications, representations or warranties set out in this Agreement with respect to Product Manufactured and supplied to Woodward under this Agreement or the quality requirements set out in the Quality Agreement (but excluding, for clarity, any such failure to meet such representations, warranties or requirements as a result of

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any action or omission of Woodward or its Affiliates), and “Defect” shall be construed accordingly.

1.14 “Effective Date” has the meaning assigned to such term in the Preamble.

1.15 “Effective Date Product Inventory” has the meaning assigned to such term in Section 3.1.1.

1.16 “Field” means the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS who are on antiretroviral therapy.

1.17 “Firm Order” has the meaning assigned to such term in Section 4.2.

1.18 “Force Majeure” has the meaning assigned to such term in Section 19.4.

1.19 “Fully-Allocated Manufacturing Cost” has the meaning assigned to such term in Exhibit C.

1.20 “Governmental Entity” means any supranational, international, national, commonwealth, provincial, territorial, county, municipal, district, federal, state or local body or entity exercising executive, legislative, judicial, regulatory or administrative governmental functions, including any court (or any arbitrator or other tribunal having competent jurisdiction), administrative agency or commission or other governmental authority, instrumentality, domestic or foreign, or any self-regulated organization or quasi-governmental authority.

1.21 “Indemnification Claim Notice” has the meaning assigned to such term in Section 12.4.

1.22 “Indemnified Party” has the meaning assigned to such term in Section 14.3.

1.23 “Indemnifying Party” has the meaning assigned to such term in Section 14.3.

1.24 “Insolvency Event” means, with respect to a Party: (a) a voluntary case or proceeding under any applicable bankruptcy, insolvency, or other similar law is commenced by such Party, or such Party consents to the entry of an order for relief in an involuntary case or proceeding under any such law or against such Party, or such Party consents to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, trustee, custodian, sequestrator, conservator, supervisor, rehabilitator (or other similar official) of such Party or for any material portion of such Party's assets and properties, or such Party makes a general assignment for the benefit of creditors, or such Party fails generally to pay, or admits in writing its inability to pay, its debts as they become due or takes any company action in furtherance of the foregoing; (b) the commencement of an involuntary case or proceeding under any applicable bankruptcy, insolvency, or other similar law against such Party, and such case or proceeding is not dismissed within ninety (90) days; (c) the taking of any formal action by such Party, its board of directors (or similar governing body) or holders of its voting securities authorizing any of the foregoing; or (d) (i) any delinquency or default by Napo under the Supply Agreement or any Third Party MSA that results in Napo’s actual failure to timely meet Woodward’s supply requests, provided that such delinquency or default was not directly caused by or occurred within ninety (90) days of Woodward’s (or its Affiliate’s) failure to pay to Napo any amounts

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due under the Supply Agreement or (ii) any default by Napo under Section 6.3 of the License Agreement.

1.25 “Inventory” means all stock of Materials and/or the Product and components that are maintained, held, or stored by or on behalf of Napo or its Affiliates with respect to the Product for use in the manufacturing, sale, distribution and commercialization of the Product.

1.26 “Labelling” means, with respect to the Product, the artwork, printed labels, labelling and package inserts for the Product and references to “Labelling” shall include a reference to each component of such Labelling.

1.27 “License Agreement” has the meaning assigned to such term in the Recitals.

1.28 “Losses” has the meaning assigned to such term in Section 14.1.

1.29 “Manufacture” means the planning, purchasing of Materials for, manufacturing, producing, processing, compounding, holding, packing, storing, filling, packaging, labelling, leafleting, testing, quality control, quality assurance, waste disposal, releasing and sample retention of the Product.

1.30 “Manufacturing Licenses” means any certificates, permits, licenses and approvals issued by any relevant Governmental Entity in connection with Manufacture by or on behalf of Napo.

1.31 “Materials” means, as applicable and to the extent used in the Manufacture of the Product, any materials or components including:

(a) raw ingredients;

(b) intermediates;

(c) excipients;

(d) processing aids;

(e) active pharmaceutical ingredients; and

(f) packaging and labelling materials and components (including printed and non-printed components).

1.32 “Measure” means a quarantine, stop-sale, recall, field alert, withdrawal or field correction of a product.

1.33 “Minimum Order Quantities” means, in respect of the Product, the minimum quantity of units that Woodward is required to order in a single order as set forth in the applicable Firm Order (as specified in Exhibit A).

1.34 “Napo Indemnitees” has the meaning assigned to such term in Section 14.2.

1.35 “NDC” means National Drug Code.

1.36 “Non-Breaching Party” has the meaning assigned to such term in Section 16.2.

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1.37 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or any other entity not specifically listed herein.

1.38 “Product(s)” means (a) the 125 mg dosage form of crofelemer as a white, oval, delayed-release tablet printed on one side with 125SLXP and commercialized under the name Mytesi® approved for sale in the Field in the Territory for human consumption (the “Mytesi Product”) and (b) until the expiration of the current conditional Regulatory Approval on Dec 21, 2026, the current conditionally approved veterinary Canalevia®-CA1 product (crofelemer 125mg delayed-release tablets) for chemotherapy-induced diarrhea in dogs in the United States (the “Canalevia Product”).

1.39 “Product Claims” has the meaning assigned to such term in Section 12.3.4.

1.40 “Product Specifications” means, in respect of the Product or a Material used by or on behalf of Napo in the Manufacture of the Product, the specifications as further set out in the Quality Agreement (as amended from time to time).

1.41 “Purchased Remaining Inventory” has the meaning assigned to such term in Section 6.1.1.”

1.42 “Quality Agreement” has the meaning assigned to such term in Section 10.1 below.

1.43 “Rebate” means any rebates, price reduction or payments to Customers, based on the purchase or utilization of the Product.

1.44 “Relationship Manager” has the meaning assigned to such term in Section 7.1.

1.45 “Remaining Inventory” means all Inventory that is maintained, held, or stored by or on behalf of Napo or its Affiliates at the end of the Term.

1.46 “Replacement Third Party MSA” means a form of manufacturing and supply agreement with Licensee on substantially the same terms as each respective existing Third Party MSA (unless otherwise agreed by Licensee in Licensee’s sole discretion) that shall automatically go into effect upon the occurrence of an Insolvency Event and will replace the respective existing Third Party MSA.

1.47 “Rolling Forecast” has the meaning assigned to such term is Section 4.1.

1.48 “Sales Tax” means any sales, goods, services, turnover, value-added, or similar Tax and any Tax charged on the import or export of any goods or services.

1.49 “Semi-Firm Commitment” has the meaning assigned to such term in Section 4.3.

1.50 “Supply” means all activities related to the manufacture, supply, processing, storing, labeling, and packaging (as specified in this Agreement) quality control, storage release by Napo for sale and delivery of the Product including quality control and release.

1.51 “Supply Price” means with respect to the Product the supply price provided in Exhibit A (new manufactured supply) or Exhibit B (inventory), as applicable. For purposes of clarity, the Supply Price does not include transport and related costs pursuant to Section 3.6 below.

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1.52 “Tax” means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions.

1.53 “Technology Transfer Partner” has the meaning assigned to such term in Section 18.3

1.54 “Technology Transfer Plan” has the meaning assigned to such term in Section 18.3

1.55 “Term” has the meaning assigned to such term in Section 16.1.

1.56 “Territory” means the United States of America, including the Commonwealth of Puerto Rico.

1.57 “Third Party” means any entity other than Woodward or Napo or an Affiliate of Woodward or Napo.

1.58 “Third Party Claims” has the meaning assigned to such term in Section 14.1.

1.59 “Third Party MSAs” means each of the following (in each case, as such agreement may be amended, restated or supplemented from time to time) (i) Manufacturing and Supply Agreement for Crofelemer, by between Napo and Glenmark Life Science Limited, dated September 2020, (ii) Master Manufacturing Services Agreement, by and between Napo and Patheon Pharmaceuticals Inc., dated June 10, 2022, and (iii) Supply Agreement for Crude Plant Latex and Sustainable Harvest, by and between Jaguar Animal Health and Corporacion Forestal Amazonico SAC, dated March 24, 2014, (iv) Supply Agreement for Crude Plant Latex and Sustainable Harvest, by and between Jaguar Animal Health and L & CH Negocios y Servicios E. I. R. L., dated March 24, 2014, and (v) Statement of Work, by and between Charles River Laboratories, Inc. and Napo, dated as of June 2, 2023.

1.60 “Trademark” means, as applicable, either Napo’s registered trademark to Mytesi® filed with the U.S. Patent and Trademark Office or Jaquar Health, Inc.’s registered trademark to Canalevia® filed with the U.S. Patent and Trademark Office.

1.61 “Woodward Indemnitees” has the meaning assigned to such term in Section 14.1.

Article 2

Manufacture and Supply

2.1 Manufacturing and Supply. At the request of Woodward, Napo shall during the Term Manufacture, or have Manufactured the Mytesi Product, and supply or have supplied to

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Woodward and or any Affiliate designated by Woodward, the Product in the Territory subject to the terms of this Agreement.

2.2 Product Form. Napo’s supply of the Product shall be limited to supplying the Product Manufactured in the same form as it was Manufactured by Napo, or on behalf of Napo, at the Effective Date in the Territory, or as otherwise modified in accordance with this Agreement.

2.3 Product Requirements. During the Term, Woodward shall place orders in accordance with the provisions of Article 4 for all of Woodward’s and its Affiliates’ requirements for the Mytesi Product from Napo.

2.4 Subcontracting. Upon prior written notice to Woodward, Napo may sub-contract or change subcontractors for the Manufacture and supply of the Product (or any part thereof) to one (1) or more Third Parties provided that Napo will be fully responsible to Woodward for the performance of all obligations delegated to the subcontractor including responsibility for the work allocated to, and payment to, such Third Parties to the same extent it would if it had done such work itself.

Article 3

Supply; Price

3.1 Supply Price.

3.1.1 Woodward hereby purchases the Product Inventory existing on the Effective Date (the “Effective Date Product Inventory”) in the amounts and at the Supply Price set forth on Exhibit B (the “Estimated Supply Price”), provided that Woodward shall pay for such Effective Date Product Inventory at the time set forth in Section 3.1.3 below. For clarity, title to the Effective Date Product Inventory shall pass from Napo to Woodward effective immediately upon the Effective Date.

3.1.2 Except with respect to the Effective Date Product Inventory as set forth immediately above, Woodward shall purchase the Product at the Supply Price effective on the day the applicable invoice is issued by Napo. The Supply Price for new Product to be manufactured hereunder (i.e., Product other than the existing Product inventory) effective as of the Effective Date is defined and set out in Exhibit A and shall be adjusted in accordance with Sections 3.2 and 3.3 below. The payment terms for a Firm Order are as set forth in Section 3.4.

3.1.3 No later than five (5) Business Days after the Effective Date, the Estimated Supply Price will be confirmed, with respect to both units and cost, which confirmation may include a physical inventory count with regards to the unit quantities, at which representatives of Woodward and Napo may participate. After such confirmation or physical count is completed with regards to the unit quantities, the Estimated Supply Price will be recalculated based thereon and mutually agreed to (the recalculated amount, the “Final Supply Price”), and Woodward shall pay to the account of Napo or a Napo Affiliate, as specified by Napo on or prior to the date hereof in writing, the Final Supply Price on or prior to six (6) Business Days after the Effective Date.

3.2 Supply Price Revisions. Following receipt of price increases in accordance with Third Party MSA’s, which are typically expected in the first six (6) months of each Contract Year,

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Napo may revise the Supply Price for such Contract Year in accordance with the respective increase or decrease in the cost of Materials and any increase in Fully-Allocated Manufacturing Costs since the beginning of the prior Contract Year, provided the increase in the Fully-Allocated Manufacturing Costs other than cost of Materials shall not be increased by more than five percent (5%) for the Product as calculated in the ordinary course of business, except with respect to any additional increases pursuant to Section 3.3 or 3.4.

3.3 Price Adjustments - Current Year Pricing. In addition to the Supply Price Revision set forth in Section 3.2, during any Contract Year, the Supply Price will be further adjusted as follows:

3.3.1 Extraordinary Increases in Component Costs. If, at any time, market conditions result in Napo's cost of one or more component(s) being materially greater than normal forecasted increases, then Napo will be entitled to an adjustment to the then-applicable Supply Price for the Product to compensate Napo for the increased component costs. Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a component increases by 10% of the cost for that component upon which the most recent fee quote was based; or (ii) the aggregate cost for all components required to manufacture the Product increases by 5% of the total component costs for the product upon which the most recent fee quote was based. If component costs have been previously adjusted to reflect an increase in the cost of one or more components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the components. Napo shall use commercially reasonable efforts, consistent with its efforts with respect to its other business units, to (i) keep prices in line with actual increases in cost; (ii) mitigate any increase in the cost of components and (iii) provide Woodward with advance notice of any such anticipated cost increases, to the extent possible, provided, however, that Napo shall not be required to undertake any special or extraordinary investigation with its vendors or other parties to determine whether such cost increases may occur.

3.3.2 Updated Exhibit. For a Price adjustment proposed under this Section 3.3, Napo will deliver to Woodward a revised Exhibit A and budgetary pricing information, adjusted component costs or other documents reasonably sufficient to demonstrate that a price adjustment is justified. Napo will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Napo and any Third Party, including Napo’s suppliers. But, if requested by Woodward, Napo will use commercially reasonable efforts to obtain permission to disclose these documents to Woodward or to provide these documents with appropriate redactions. The revised Price will be effective with a date of manufacture on or after the first day of the month following Woodward's receipt of the revised price and the supporting documentation.

3.3.3 Amendments to Product Specifications Required by Applicable Laws. If an amendment to the Product Specifications is required by Applicable Laws, the Parties shall amend the Product Specifications as necessary to comply with such Laws. If this amendment will result in increased or decreased costs incurred by Napo, then the Parties will negotiate in good faith an appropriate adjustment to the Product Price on commercially reasonable terms to reflect the increased or decreased cost to Napo. If the Parties are not able to mutually agree to the price changes within 30 days (or for a longer period as the Parties may agree) and Napo does not agree to implement the amendment at no increase, then the dispute will be resolved in accordance with Article 8 (Dispute Resolution).

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3.3.4 Other Amendments. Amendments to the Quality Agreement requested by Woodward, other than those addressed in Section 3.3.3, will only be implemented following a technical and cost review. If this amendment will result in increased or decreased costs incurred by Napo, then the Parties will negotiate in good faith an appropriate adjustment to the price on commercially reasonable terms to reflect the increased or decreased cost to Napo.

3.4 Payments. Payments under this Agreement shall be made by Licensee to Napo or its designated Affiliate as stated on the invoice within twenty-five (25) days after the date Licensee receives the corresponding invoice, by electronic funds transmission, without any deduction of transmission fees, bank charges or early payment discounts or rebates. Licensee shall make all payments into an account of Napo or a Napo Affiliate, as specified by Napo in writing, and Licensee shall send a payment confirmation to Napo by e-mail as indicated by Napo from time to time. If any dispute or difference arises between the Parties under this Agreement with respect to any payment obligation of Woodward hereunder, Woodward shall pay all undisputed amounts in accordance with the terms of this Agreement and the disputed amount shall be referred for resolution in accordance with Article 8 hereof.

3.5 Transport Costs. Woodward shall bear all freight, insurance, taxes, import duties or any other importation fees and/or costs, inspection fees and any other charges applicable to the sale and transportation of the Product, and Woodward shall forthwith pay to Napo all such sums within twenty-five (25) days after the date of the corresponding invoice.

3.6 Partial Shipments. Each shipment of the Product to Woodward shall constitute a separate sale, obligating Woodward to pay whether the initial shipment is in whole or only partial fulfilment of any order confirmed under Section 4.5.

Article 4

Forecasts; Orders

Except with respect to the Effective Date Product Inventory, manufacturing and supply of Product under this Agreement shall be in accordance with Rolling Forecasts and subject to Firm Orders and Semi-Firm Commitments; each Firm Order and Semi-Firm Commitment being submitted by Woodward, as further described below.

4.1 Initial Rolling Forecast. On or prior to the 10th day of the first full month following the Effective Date, Woodward will provide Napo with an eighteen (18) month rolling forecast of the volume of the Product that Woodward expects to order in the first full eighteen (18) months following the Effective Date (“Rolling Forecast”).

4.2 Updated Monthly Rolling Forecasts; Firm Orders. On or prior to the 10th day of each month (or at Woodward’s discretion, at any time from the 3rd day of the month up to and including the 17th day of each calendar month) following delivery of the initial Rolling Forecast pursuant to Section 4.1, Woodward shall provide Napo with an updated monthly Rolling Forecast in a format agreed between the Parties. Each monthly Rolling Forecast will start on the first day of the next month. The first three months of each updated monthly Rolling Forecast will be considered binding on Woodward. Concurrently with each Rolling Forecast, Woodward shall issue a new firm written purchase order for Woodward to purchase the quantity of the Product forecasted for the third month of the updated Rolling Forecast (“Firm Order”). Firm Orders will be submitted by Woodward either electronically or by such other agreed upon means, and to such location, that the Parties may agree in writing. Woodward’s Firm Orders

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will specify, at a minimum, Woodward's purchase order number, Product quantities (respecting Minimum Order Quantities as set forth on Exhibit A) and any other elements necessary to ensure the timely manufacture and shipment of the Product. When a new Firm Order is accepted by Napo (or its Affiliate) and any contract manufacturing organization (or other contractor) working with Napo with respect to the Manufacturing hereunder, Napo shall be obligated to deliver each Firm Order.

4.3 Semi-Firm Commitment; Non-Binding Period. The nine (9) months of each Rolling Forecast that follows the Firm Order period will be 80% binding (the “Semi-Firm Commitment”). For example, if the Rolling Forecast states 12 batches for month 12, then licensee may adjust the number of batches to no less than eight (8) or no more than sixteen (16) in the following nine Rolling Forecasts until the order for eight (8) to sixteen (16) batches become part of the Firm Order. The following six months of the Rolling Forecast will be non-binding, good-faith estimates to facilitate Napo's production scheduling. Napo will review each Rolling Forecast with the Third Party manufacturer and notify Woodward if any portion of the Rolling Forecast is unable to be accepted.

4.4 Quantity Requirements. Each Firm Order shall comply with the Minimum Order Quantities specified in Exhibit A. If the volumes specified in the Firm Order do not satisfy the Minimum Order Quantities, such volumes shall be rounded up by the minimum amount necessary to comply with the Minimum Order Quantities, and Woodward shall be deemed to agree to such change and purchase such quantity of Product. Bottle quantities stated in the Rolling forecast should be equivalent to the bottle quantities defined in Exhibit A.

4.5 Acceptance of Firm Offer. Napo must accept all Firm Orders that are consistent with the Firm Orders and Semi-Firm Commitments provided in any Rolling Forecasts and will not unreasonably withhold acceptance of any Firm Order additional to same. Napo shall communicate its acceptance of a Firm Order including confirming the delivery date by way of written confirmation (or by such other means as Napo may elect and notify to Woodward from time to time) within fifteen (15) Business Days from receipt of the Firm Order. Woodward agrees that Napo is under no obligation to accept an order that does not comply with the requirements of this Agreement, including Article 4.

4.6 Changes to Firm Orders. If Woodward requests to change a Firm Order, Napo shall consider in good faith accommodating such change, but shall have no obligation to accept such request. In the event that such change to a Firm Order is accepted by Napo, the Parties shall reasonably co-operate in order to adjust to variations from the Firm Orders specified above provided that Woodward will reimburse Napo for all reasonable costs incurred by Napo as a result of accommodating any changes to Firm Orders which Woodward requests provided that Napo obtains Woodward’s advance written approval of same.

4.7 Write Off Costs.

4.7.1 Woodward shall reimburse Napo or its Affiliates for any write-off costs (calculated in accordance with Accounting Standards) that Napo or its Affiliates incur for applicable Materials, work-in-progress or Product to the extent caused by:

(a) any failure on the part of Woodward to submit a Firm Order to Napo in accordance with Section 4.2, and purchase the volumes of the Product in accordance with that Firm Order, except to the extent that Napo has accepted Woodward’s request to vary such volumes;

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(b) Woodward or any of Woodward’s Affiliates voluntarily withdrawing the Product from the market within the first nine (9) months after the Effective Date;

(c) any changes to the Manufacture of the Product requested by Woodward (including any changes to the specifications or Labelling in respect of the Product); or

(d) any changes to the Manufacture of the Product requested by Woodward and accepted by Napo

Article 5

Delivery

5.1 Napo represents that the Effective Date Product Inventory of the Mytesi Product and the Canalevia Product are held on behalf of Napo at warehouses managed by Cardinal Health and Vedco, respectively. Woodward represents that it utilizes Cardinal Health for managing inventory and distribution of certain products. Subject to Section 3.1.1, as a result, promptly following the Effective Date, the Parties agree to take all steps necessary and reasonably appropriate, together with Cardinal Health and Vedco (as applicable), to promptly pass risk of loss for the Effective Date Product Inventory from Napo to Woodward at, in the case of the Mytesi Product, the warehouse at which the Mytesi Product portion of the Effective Date Product Inventory is currently located and, in the case of the Canalevia Product at such location as mutually agreed upon by the Parties. Risk in the Effective Date Product Inventory and damage to or loss or accidental deterioration or destruction of the Effective Date Product Inventory shall (a), in the case of the Mytesi Product portion of the Effective Date Product Inventory, pass from Napo to Woodward at Cardinal Health’s warehouse, and (b) in the case of the Canalevia Product portion of the Effective Date Product Inventory, pass from Napo to Woodward as mutually determined by the Parties, upon completion of the applicable transfer steps. To the extent that the Canalevia portion of the Effective Date Product Inventory is to be shipped from the Vedco warehouse to a different location, such shipment will be made in accordance with Section 5.2 below.

5.2 Except as set forth in Section 5.1 above with respect to the Effective Date Product Inventory, shipments of the Products will be made EXW (Incoterms 2020) Patheon Pharmaceutical Inc.'s manufacturing site at 2110 East Galbraith Road, Cincinnati, OH 45237-1625 or other shipping point as the Parties shall mutually agree upon. Risk of loss or of damage to the Products will remain with Napo (or applicable Third Party) until the Products are loaded onto the carrier's vehicle for shipment at the shipping point, at which time risk of loss or damage will transfer to Woodward. Napo will, in accordance with Woodward's instructions and as agent for Woodward, arrange (either directly or indirectly through a Third Party) for shipping, to be paid by Woodward and at Woodward's risk. Woodward will arrange for insurance and will select the freight carrier to be used by Napo or its subcontractor to ship the Product and Woodward may monitor Napo’s or its applicable Third Party subcontractor's shipping and freight practices as they pertain to this Agreement.

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Article 6

Sale of PURCHASED REMAINING Inventory

6.1 Remaining Inventory.

6.1.1 In the event of termination of the License Agreement by Napo pursuant to its exercise of the Buy-Back Option (as defined in the License Agreement), Woodward and/or its Affiliates shall promptly (but in any event not later than thirty (30) days after the date of Napo’s exercise of the Buy-Back Option) sell to Napo and/or its Affiliates that portion of the Remaining Inventory chosen by Napo, provided that Napo shall be obligated to purchase one hundred percent (100%) of all Remaining Inventory that has a shelf life of two (2) years or greater as of the date of the exercise of the Buy-Back Option (such purchased Inventory, the “Purchased Remaining Inventory”). In the event of termination of the License Agreement by Napo pursuant to Sections 16.2 or 16.3, at the request of Napo and/or its Affiliate(s) by written notice to Woodward, Woodward and/or its Affiliates shall promptly (but in any event not later than thirty (30) days after the end of the termination event) sell to Napo and/or its Affiliates that portion of the Remaining Inventory chosen by Napo.

6.1.2 The price for any Purchased Remaining Inventory shall be the Supply Price actually paid by Woodward for such Purchased Remaining Inventory plus agreed upon reasonable transport costs for such Purchased Remaining Inventory together with all other costs borne by Woodward for storage and handling of such Purchased Remaining Inventory. Woodward or its Affiliates (as the case may be) shall issue an invoice to Napo and/or its Affiliate(s) for the applicable amount, and Napo and/or its Affiliate(s) shall pay the invoice within the later of (a) thirty (30) days from the date of receipt of such invoice and (b) the date of delivery of the applicable Purchased Remaining Inventory. If Napo fails to collect or arrange transport for any Remaining Inventory that it has elected to (or is obligated to) purchase within sixty (60) days of the date of Napo’s exercise of the Buy-Back Option, then Woodward shall have the right to dispose of such Remaining Inventory, provided that Napo shall not be relived of its obligation to pay Woodward for such Remaining Inventory. Any Remaining Inventory not chosen by Napo (or otherwise obligated to be repurchased by Napo pursuant to Section 6.1.1) shall be disposed of by Woodward.

6.1.3 Shipment of the Purchased Remaining Inventory will be made EXW (Incoterms 2020) Woodward’s warehouse or other shipping point as Woodward designates in writing (or the parties shall mutually agree upon). Risk of loss or of damage to the Purchased Remaining Inventory will remain with License (or applicable Third Party) until the Purchased Remaining Inventory are loaded onto the carrier's vehicle for shipment at the shipping point, at which time risk of loss or damage will transfer to Napo. Woodward will, in accordance with Napo’s instructions and as agent for Napo, arrange (either directly or indirectly through a Third Party) for shipping, to be paid by Napo and at Napo’s risk. Napo will arrange for insurance and will select the freight carrier to be used by Woodward or its subcontractor to ship the Purchased Remaining Inventory and Napo may monitor Licensor’s or its applicable Third Party subcontractor's shipping and freight practices as they pertain to this Agreement.

6.1.4 If Napo fails to collect the Purchased Remaining Inventory within sixty (60) Business Days of the agreed upon delivery date, then Napo shall pay a charge to Woodward of Fifty Dollars ($50) per pallet, per week that such Purchased Remaining Inventory remains uncollected to compensate Woodward for the additional handling and storage costs arising from such failure.

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6.1.5 If Napo fails to collect the applicable Purchased Remaining Inventory within sixty (60) Business Days of the delivery date notified to Woodward, then Woodward shall destroy the applicable Purchased Remaining Inventory, and Napo shall pay all costs associated with such destruction. Such destruction shall not relieve Woodward of its purchase obligations.

Article 7

Relationship Management

7.1 The Parties shall each appoint a relationship manager with responsibility for managing operational matters between the Parties in connection with this Agreement (each a “Relationship Manager”). The Relationship Manager shall meet (in person or via phone) once a month for the purposes of sales and operations planning, and at such other times as mutually agreed.

7.2 The Relationship Managers established under this Section 7 (Relationship Management) shall escalate any matters they are not able to resolve in accordance with the provisions of Section 8 (Dispute Resolution).

Article 8

Dispute Resolution

8.1 Any dispute or difference that arises between the Parties under this Agreement and cannot be resolved by discussion shall be referred to the Relationship Managers for determination. If the Relationship Managers are unable to resolve the matter within ten (10) Business Days of its referral thereto, the matter shall be referred to the Chief Executive Officer in the case of Woodward and the Chief Executive Officer of in the case of Napo. If the matter is not resolved by the appointed officers within ten (10) Business Days of its referral thereto, the dispute resolution process under this Article 8 (Dispute Resolution) will be deemed to have been exhausted in respect of such matter and each Party shall be free to pursue its rights under this Agreement or Applicable Law in respect of such dispute without further reference to this dispute resolution process.

Article 9

Title and Risk

9.1 Title and Risk. During the Term, except as stated in Section 6.1.3 for Purchased Remaining Inventory, risk in and title to the Product shall remain with Napo (or its relevant Affiliate) until Delivered in accordance with the Delivery Terms at which point it will pass to Woodward (or its relevant Affiliate).

Article 10

Quality

10.1 Quality. The Quality Agreement entered into within thirty (30) days of the date hereof between the Parties shall govern matters relating to quality assurance, quality control and change control with respect to the Manufacture of the Product as set out therein (“Quality Agreement”). In the event of any conflict or inconsistency between the provisions of this

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Agreement and the provisions of the Quality Agreement in respect of quality assurance, quality management and compliance with cGMP, the provisions of the Quality Agreement shall prevail.

10.2 Technical Complaints. Technical complaints associated with manufacturing of the Product shall follow the process described in the Quality Agreement.

10.3 Stability Testing.

10.3.1 Napo shall be responsible for all costs and expenses in connection with stability testing per required stability testing batch per year. Woodward understands and agrees that Napo’s (or its Affiliates’) costs and expenses in connection with stability testing will be included in Product costs for purposes of determining the applicable Supply Price from time to time hereunder.

10.4 Measures.

10.4.1 During the Term, Napo shall be responsible for taking any Measures for Product supplied under this Agreement according to Applicable Law. Napo shall promptly notify Woodward in writing in case Napo initiates, or is forced by governmental action to initiate, a Measure concerning the Product supplied under this Agreement during the Term.

10.4.2 Any adequately documented reasonable costs and expenses that are incurred by either Party for, and any government fines or penalties related to a Measure for which Napo is responsible pursuant to the representations and warranties set forth in Section 13.1, shall be borne by Napo and any other costs and expenses that are incurred in relation to a Measure shall be borne by Woodward.

Article 11

Labelling; Packaging; Anti-Counterfeiting

11.1 Labelling. The Product, and all Labelling and packaging used in connection with them, shall include the applicable Trademark in the manner and to the extent specified herein and under all regulatory or governmental licenses and approvals.

11.1.1 Napo shall be responsible for ensuring the accuracy and completeness of all information contained on all labels for the Product and for the compliance of all such labels with applicable governmental rules; provided, that Woodward shall be responsible for ensuring the accuracy and completeness of all information provided to Napo for inclusion on labels for the Product in the Territory. In addition, Napo shall be responsible for filing a Form 2253 for all applicable changes to Product information and promotional material sought by Woodward and Woodward shall be responsible for ensuring the consistency of Product information, promotional materials and third-party literature consistent with the Labels and providing Napo an opportunity to review and provide comments to any Product information and promotional materials before a Form 2253 is filed with respect to the Product in the Territory.

11.1.2 Each of the Parties shall accommodate any changes to Labelling, packaging, and formulation specifications that are necessary to comply with regulatory obligations or requested by Woodward. Woodward shall bear the respective expenses for all changes in

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Labelling, Product information, promotional materials and literature relating to the Product in the Territory.

11.2 Drug Supply Chain Security Act.

11.2.1 Napo will continue to use the current system for serial number generation, providing for fourteen (14) digit numeric while the product remains under Napo trade dress and labeler code. Once the Label, including labeler code have been changed by Woodward, Napo will transmit the SN data through qualified AS2 connection to Woodward.

11.2.2 Woodward may request, at Woodward’s cost, that Napo investigate any notice provided on FDA Form 3911 of any suspect and illegitimate product. Customer will provide a copy of the FDA Form 3911 to Napo with respect to the Product.

Article 12

PRODUCT CLAIMS AND RECALLS

12.1 Product Claims.

12.1.1 Product Claim; Deficiency Notice. Woodward has the right to reject any portion of any shipment of the Product that deviates from the Product Specifications, cGMPs, Applicable Laws or other representations, warranties or requirements set forth herein without invalidating any remainder of the shipment. Woodward will inspect the Product upon receipt and will give Napo written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Product Specifications, cGMPs, Applicable Laws or other representations, warranties or requirements set forth herein within 15 days after Woodward's receipt of the Product and full batch records therefor (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within 15 days after discovery by Woodward, but not after the expiration date of the Product). If Woodward fails to give Napo the Deficiency Notice within the applicable 15-day period, then the delivery will be considered to have been accepted by Woodward on the 15th day after delivery or discovery, as applicable; provided, however, that such acceptance shall not constitute a waiver of any other remedies Woodward may have hereunder including with respect to undiscovered or latent defects. Napo will not be liable under Section 12.3 for any deviations for which it has not received notice within the applicable 15-day period.

12.1.2 Determination of Deficiency. Upon receipt of a Deficiency Notice, Napo will have fifteen days to advise Woodward by notice in writing that it disagrees with the contents of the Deficiency Notice. Should Napo fail to object to the Deficiency Notice on a timely basis, Napo will be considered to have accepted and agreed with the Deficiency Notice. If Woodward and Napo fail to agree within ten days after any Napo notice to Woodward objecting to a Deficiency Notice as to whether any Products identified in the Deficiency Notice deviate from the Product Specifications, cGMPs, Applicable Laws or other representations, warranties or requirements set forth herein, then, on the tenth (10th) day after receipt of the Deficiency Notice, the parties will consult regarding the selection of an independent laboratory that is properly qualified to make the relevant determination to determine whether the Products deviate from the Product Specifications, cGMPs, Applicable Laws or other representations, warranties or requirements set forth herein, and is acceptable to the manufacturer of the Products. The determination of the independent laboratory will be binding on the parties. If the independent laboratory determines that any Products deviate from the Specifications, cGMPs,

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Applicable Laws, or other representations, warranties or requirements set forth herein, Woodward may reject those Products in the manner contemplated in this Section 12.1 and Napo will be responsible for the cost of the evaluation. If the independent laboratory finds that none of the Products deviates from the Product Specifications, cGMPs, Applicable Laws or other representations, warranties or requirements set forth herein, then (i) Woodward will be considered to have accepted delivery of the Products on or before the 35th day after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, on or before the 35th day after discovery thereof by Woodward), (ii) the invoice for the Product will be considered to be dated as of the date when the finding is made, and (iii) Woodward will be responsible for the cost of the evaluation.

12.2 Product Recalls and Returns.

12.2.1 Records and Notice. Napo and Woodward will each maintain records necessary to permit a Recall (as defined in this section below) of any Products delivered to Woodward or to customers of Woodward. Each Party will promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product. Upon receiving this notice or upon this discovery, each Party will stop making any further shipments of the Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Woodward. "Recall" will mean any action (i) by Woodward to recover title to or possession of quantities of the Product sold or shipped to third parties (including the voluntary withdrawal of the Product from the market); or (ii) by any Governmental Entity to detain or destroy any of Product. Recall will also include any action by either party to refrain from selling or shipping quantities of the Product to third parties which would have been subject to a Recall if sold or shipped.

12.2.2 Recalls. If (i) any Governmental Entity issues a directive, order or, following the issuance of a safety warning or alert about the Product, a written request that the Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Woodward determines that the Product should be Recalled or that a "Dear Doctor'' letter is required relating the restrictions on the use of the Product, Napo will co-operate as reasonably required by Woodward, having regard to all Applicable Laws.

12.2.3 Product Returns. Woodward will have the responsibility for handling customer returns of the Product. Napo will give Woodward any assistance that Woodward may reasonably require to handle the returns.

12.3 Napo’s Responsibility for Products..

12.3.1 Responsibility for Product. Woodward shall have a license to use and sell Products with Napo’s NDC number during the Term.

12.3.2 Defective Product. If Woodward rejects Products under Section 12.1 and the deviation is determined to have arisen from Napo's (or its (sub)contractor’s) failure to provide Products in accordance with the Product Specifications, cGMPs, Applicable Laws, or other representations, warranties or requirements set forth herein, Napo will credit Woodward's account for Napo's invoice Price for the Defective Product and for any reasonable costs that Woodward may have incurred to store and ship the Defective Product. If Woodward previously paid for the Defective Product, Napo will promptly, at Woodward's election: (i) refund the

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invoice price for the Defective Product; (ii) offset the amount paid against other amounts due to Napo hereunder; or (iii) replace the Product with conforming Product without Woodward being liable for payment therefor.

12.3.3 Recalled Product. If a Recall, return or other corrective action for the Products results from, or arises out of, (i) deficiencies in the Specifications, (ii) Napo’s breach of this Agreement, or (iii) a failure by Napo (or its (sub)contractor) to perform the manufacturing in accordance with the Product Specifications, cGMPs, Applicable Laws, or other representations, warranties or requirements set forth herein or otherwise arising out of Napo’s negligence or more culpable conduct, Napo will (i) be responsible for all reasonable documented out-of-pocket expenses (including reasonable attorneys' fees and amounts paid to Governmental Entities) of Woodward and customers of Woodward of the Recall, return or other corrective action, and (ii) promptly, at Woodward's election: (A) refund the invoice price for the Product and the reasonable costs that Woodward incurred to insure, store and ship the Product; (B) offset the amount paid for the Product against other amounts due to Napo hereunder; or (C) replace the Product with conforming Product without Woodward being liable for payment therefor. In all circumstances other than those addressed in this Section 12.3.3, Recalls, returns, or other corrective actions will be made at Woodward's cost and expense.

12.3.4 Product Claims. Napo will not be liable to Woodward, nor have any responsibility to Woodward, for any deficiencies in, or other liabilities associated with, the Product (collectively, “Product Claims”) to the extent the Product Claim (i) is caused by deficiencies in the Specifications to the extent modified by Woodward or Woodward's marketing or distribution of the Product, (ii) is caused by actions of third parties occurring after the Product is shipped in accordance with Section 6.1.3, (iii) is due to packaging design or labelling defects or omissions for which Napo has no responsibility, (iv) is determined, by agreement of the Parties, after a full quality investigation by the Parties in accordance with cGMP requirements, Applicable Laws, and the applicable Quality Agreement, to be due to any unascertainable reason despite Napo having performed the manufacturing services in accordance with the Product Specifications, the batch production record, standard operating procedures for manufacturing, cGMPs, Applicable Laws, and the other terms and conditions of this Agreement, (v) is associated with Woodward’s use of Napo’s NDC, except as contemplated hereunder, or (v) is due to any breach by Woodward of its obligations under this Agreement.

12.3.5 Notice by Napo. Napo will promptly notify Woodward at any time Napo discovers that any Product delivered hereunder does not conform to the Product Specifications, cGMP’s, Applicable Laws, or other representations, warranties or requirements set forth herein.

12.4 Disposition of Defective or Recalled Product. Woodward will not dispose of any damaged, Defective, returned, or Recalled Products for which it intends to assert a claim against Napo without Napo's prior written authorization to do so. Napo may instruct Woodward to return any damaged, Defective, returned or Recalled Products to Napo or its designee. Napo will bear the cost of storage, return and disposition for any damaged, Defective, returned or Recalled Product for which it bears responsibility under Section 12.3. In all other circumstances, Woodward will bear the cost of disposition, including all applicable fees for manufacturing services, for any damaged, Defective, returned, or Recalled Product.

12.5 Healthcare Provider or Patient Questions and Complaints. Woodward will have the sole responsibility for responding to questions and complaints from its customers, healthcare

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providers, and patients. Questions or complaints received by Napo from Woodward's customers, healthcare providers or patients will be promptly referred to Woodward in accordance herewith and the terms of the Quality Agreement. Napo will co-operate as reasonably requested to allow Woodward to determine the cause of, and resolve, any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Napo will promptly give Woodward all agreed upon information to enable Woodward to respond properly and timely to questions or complaints about the Product as set forth in the Quality Agreement. Unless it is determined that the cause of the complaint resulted from a failure by Napo to provide the Products in accordance with the Product Specifications, cGMPs, Applicable Laws or other representations, warranties or requirements set forth herein or such complaint arises out of Napo’s negligence or more culpable conduct, all costs incurred under this Section 12.5 will be borne by Woodward.

Article 13

Representations and Warranties

13.1 Napo represents, warrants and covenants to Woodward that:

(a) the manufacturing site at which the Product is manufactured, at the time of manufacture, is and will be in compliance with all cGMPs and other Applicable Laws (including applicable inspection requirements of the FDA;

(b) all Product will be manufactured in compliance with the requirements of cGMPs, this Agreement, the Quality Agreement, the Specifications and all Applicable Laws;

(c) all Product will be in conformity with the Specifications;

(d) all Product will have a remaining shelf life of at least 80% of the Product's approved shelf life from the date of manufacture;

(e) title to the Product will pass to Woodward free and clear of any security interest, lien or other encumbrance;

(f) the Product will not be adulterated or misbranded under the FFDCA;

(g) no act or omission of the manufacturer would cause or result in the Product being a product that cannot be introduced into interstate commerce under the FFDCA;

(h) Napo has the capacity and resources to Supply the Product in accordance with this Agreement and the Third Party MSAs;

(i) Napo has and shall maintain the necessary know-how, procedures, and personnel to have manufactured and Supply the Product in accordance with the terms of this Agreement;

(j) all activities required to validate the equipment, plant, manufacturing facilities, and production processes necessary for the manufacture and Supply of the Product have been completed; and

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(k) the manufacture, use, sale, and importation of the Products as contemplated hereunder do not and will not infringe, misappropriate, dilute, or otherwise violate the intellectual property rights of any Third Party.

13.2 Each of Woodward and Future Pak represents, warrants and covenants to Napo that:

(a) If Woodward fails to pay any payment as required by under this Agreement, Future Pak shall pay the full amount of such payment to Napo within five (5) days of receiving written notice from Napo; and

(b) After giving effect to the transactions contemplated by this Agreement, the License Agreement, the Quality Agreement and any other agreements between the parties hereto or thereto (i) the fair value of the assets of Woodward is greater than the then total amount of liabilities, including contingent liabilities, of such company, (ii) Woodward is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which its property would constitute unreasonably small capital, and (iii) Woodward or its Affiliates have sufficient cash to pay payment obligations under this Agreement.

13.3 Except as expressly set out in this Agreement or in the License Agreement or THE QUALITY agreement, neither Napo, nor any of its Affiliates provides in respect of the Product or its Manufacture or supply under this Agreement any further or additional representations, warranties, conditions or terms, whether express or implied, and any warranties, representations, conditions or other terms that may be implied by statute or general law are, to the fullest extent permitted by law, excluded from this Agreement, including but not limited to any warranties of merchantability, or of fitness for any purpose, particular, specific or otherwise.

Article 14

Liability and Indemnification

14.1 Indemnification by Napo. Napo will defend, hold harmless and indemnify Woodward, its Affiliates and its and their respective directors, officers, employees and agents (the “Woodward Indemnitees”), from all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys' fees and disbursements) (collectively, “Losses”) arising from or occurring as a result of (a) any Third Party claims, lawsuits, actions, proceedings, subpoenas, (“Third Party Claims”) against a Woodward Indemnitee arising from or occurring as a result of (i) the breach by Napo of this Agreement; (ii) the negligence or willful misconduct of any Napo Indemnitee or of any manufacturing site in connection with the performance of this Agreement; (iii) any claim that the use or practice of Napo IP (as defined in the License Agreement) in connection with the manufacture, use, sale, or other disposition of the Product violates, breaches, or infringes any Third Party intellectual property, or (iv) the handling, release, or disposal of any waste by Napo (or its (sub)contractor); (b) any personal injury or death suffered by any Napo Indemnitee in connection with the manufacturing of the Product hereunder or the performance of Napo's other obligations hereunder; (c) (i) any Recalls, refunds, Customer returns or Rebates related to Product sold either (x) by Napo prior to the Effective Date or (y) in the case of Rebates only, for Product sold within thirty (30) days of the Effective Date (provided that Product sales between Licensee and its Affiliates shall be

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excluded); or (ii) any Recalls of the Product sold by Woodward following the Effective Date in accordance with Section 12.3.4, and/or (d) the enforcement by a Woodward Indemnitee of its rights under this Section 14.1; except in each case for those Losses for which Woodward has an obligation to indemnify the Napo Indemnitees under Section 14.2, as to which Losses each Party will indemnify the other Party to the extent of its respective liability for the Losses.

14.2 Indemnification by Woodward. Woodward will defend, hold harmless and indemnify Napo, its Affiliates and its and their respective directors, officers, employees and agents (collectively, the “Napo Indemnitees”) from all Losses arising from or occurring as a result of (a) any Third Party Claims against a Napo Indemnitee due to (i) the breach by Woodward of this Agreement; or (ii) the negligence or willful misconduct of any Woodward Indemnitee in connection with the performance of this Agreement; (b) any refunds, Rebates or Customer returns related to the Product sold by Woodward or its’ Affiliates following the Effective Date, other than with respect to Rebates for Product sold within thirty (30) days of the Effective Date; (c) the enforcement by a Napo Indemnitee of its rights under this Section 14.2; except in each case for those Losses for which Napo has an obligation to indemnify the Woodward Indemnitees under Section 14.1, as to which Losses each Party will indemnify the other party to the extent of its respective liability for the Losses.

14.3 Indemnification Procedure.

14.3.1 Notice. The indemnified party (the “Indemnified Party”) will promptly provide the indemnifying party (the “Indemnifying Party”) notice (“Indemnification Claim Notice”) of any Loss or discovery of fact upon which the Indemnified Party intends to base a request for indemnification under Section 14.1 or 14.2, but any delay in providing the notice will qualify the obligations of the Indemnifying Party under Section 14.1 or 14.2, as relevant, only to the extent of actual prejudice to the ability of the Indemnifying Party to defend the claim. Each Indemnification Claim Notice must contain a-description of the claim and the nature and amount of the Loss (to the extent that the nature and amount of the Loss are known at that time).

14.3.2 Third Party Claims.

(a) Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving notice to the Indemnified Party within 30 days after the Indemnifying Party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party will constitute an acknowledgment that the Indemnifying Party is liable to indemnify hereunder the Indemnified Party for the Third Party Claim. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party which will be reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Subject to Section 14.3.2(b), if the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.

(b) Right to Participate in Defense. Without limiting Section 14.3.2(a), any Indemnified Party will be entitled to participate in, but not control, the defense of the Third

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Party Claim and to employ counsel of its choice for this purpose, but this employment will be at the Indemnified Party's own expense unless:

(i) the employment thereof, and the assumption by the Indemnifying Party of the expense, has been specifically authorized by the Indemnifying Party in writing;

(ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 14.3.2(a) (in which case the Indemnified Party will control the defense); or

(iii) the interests of the Indemnified Party and the Indemnifying Party with respect to the Third Party Claim are sufficiently adverse to make inappropriate or impermissible the representation by the same counsel of both parties under Applicable Laws, ethical rules or equitable principles.

14.4 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not constitute an admission of liability by the Indemnified Party, result in the Indemnified Party 's becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of the Loss, on the terms that the Indemnifying Party, in its sole discretion, considers appropriate. For all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 14.3.2(b)(i), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of the Loss if it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned, or delayed). The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend any Third Party Claim, no Indemnified Party will admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim for which it intends to seek indemnification under Section 14.1 or 14.2, as applicable, without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).

14.5 Cooperation. If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party will cooperate in the defense thereof and will furnish records, information and testimony, provide witnesses and attend conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. This cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to the Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection with the foregoing ..

14.6 Expenses. Except as set forth above, the reasonable and verifiable out-of-pocket costs and expenses, including documented fees and disbursements of counsel, incurred by the

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Indemnified Party in connection with any Third Party Claim will be reimbursed on a monthly basis in arrears by the Indemnifying Party.

14.7 Reasonable Allocation of Risk. The parties acknowledge and agree that this Agreement (including this Article 14) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Product.

14.8 LIMITATION OF LIABILITY. EXCEPT FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 14 OR ARISING OUT OF A PARTY’S GROSS NEGLIGENCE, WILFUL MISCONDUCT, OR FRAUD, NEITHER NAPO NOR WOODWARD, NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

Article 15

Insurance

15.1 Insurance. Subject to Section 15.2, each party will maintain commercial general liability insurance, covering the obligations of that party under this Agreement, through the Term and for a period of three Years thereafter. This insurance will have policy limits of not less than (i) $5,000,000 for each occurrence for personal injury or property damage liability, and (ii) $10,000,000 in the aggregate per annum for product and completed operations liability. If requested, each party will give the other a certificate of insurance annually evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. If requested, each Party will name the other Party as an additional named insured under the above insurance policies. The insurance certificate will further provide for a minimum of 30 days' written notice to the insured of a cancellation of, or material change in, the insurance.

15.2 Inability to Maintain Required Insurance. If a Party is unable to maintain the insurance policies required under this Agreement on commercially reasonable terms and at commercially reasonable cost for any reason, then the Party will promptly (but in any event at least thirty (30) days prior to expiration of the insurance coverage required by Section 15.1 above) notify the other party in writing and the Parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances on commercially reasonable terms and at commercially reasonable cost. Notwithstanding the foregoing, if the Parties are unable to reach an agreement regarding a change in insurance requirements and a Party is unable to maintain the insurance required in Section 15.2 above, the Party unable to maintain the required insurance shall be deemed to be in material breach of this Agreement and the other Party shall be entitled to terminate this Agreement in accordance with Section 16.2 hereof; provided, however, in such case the Party without insurance shall not be entitled to the 30-day cure period under Section 16.2.

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Article 16

Term and Termination

16.1 Term; Expiration. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 16, shall expire in its entirety (except as otherwise set forth in this Article 10) upon the expiration or termination of the License Agreement. The period from the Effective Date until the date of expiration or earlier termination of this Agreement in its entirety is referred to herein as the “Term.”

16.2 Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement, then the Non-Breaching Party may deliver notice of such breach to the Breaching Party. If the Breaching Party fails to cure such breach, or take such steps as would be considered reasonable to effectively cure such breach, within thirty (30)-day period after delivery of such notice or in the case of failure to pay an undisputed amount payable following (i) Napo delivering a written notice demanding payment of such undisputed amount and ten (10) Business Days elapsing after delivery of delivery of such notice, and (ii) Napo delivering a second written notice after such initial ten (10) Business Day period, and Woodward’s failure to pay within ten (10) Business Days of receipt of such second written notice, the Non Breaching Party may terminate this Agreement, the License Agreement, the quality Agreement and any other agreement between Parties and/or their Affiliates that are ancillary thereto upon written notice to the Breaching Party.

16.3 Termination for Bankruptcy. Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party makes a general assignment for the benefit of creditors or proposes a written agreement of composition or extension of substantially all of its debts or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors, in each case that is not dismissed or discharged within ninety (90) calendar days.

16.4 Additional Rights and Remedies. The expiration or termination of this Agreement shall be without prejudice to any other accrued rights or remedies (including in damages) and liabilities either Party may have against the other Party for any breach relating to this Agreement and shall not affect the obligations under any accepted Firm Orders, provided, however, that in the event of termination pursuant to Section 16.2, the terminating Party shall have the right (but not the obligation) to cancel any such orders. The enforceability of this Section 16.4, or any other provisions of this Agreement that are intended to remain in force after its termination, shall not be affected by the expiry or termination of this Agreement.

16.5 Termination for Insolvency Event. Upon the occurrence of a subclause (a) Insolvency Event, Woodward shall have the option to immediately terminate all or any portion this Agreement at any time without any further action.

16.6 Effect of Termination or Expiration.

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16.6.1 Except for termination arising out of Napo’s breach, Woodward shall continue to pay the Supply Price for accepted Product ordered pursuant to Firm Orders placed during the Term that is delivered to Woodward, despite a notice of termination having been given.

16.6.2 Upon early termination of this Agreement due to Woodward’s breach in accordance with Section 18.2, Woodward shall reimburse Napo for:

(a) any commitments or obligations, reasonably documented and evidenced that were made by Napo or its Affiliates to Third Parties for the purpose of performing its obligations under this Agreement, which cannot be cancelled or refunded by such Third Party or which relate to Materials which cannot reasonably be used by Napo or its Affiliates in the ordinary course of business; and

(b) the cost of goods and any waste disposal costs for inventories of the Product and/or Materials which Napo is not able to re-utilize elsewhere.

16.6.3 Upon a termination of this Agreement arising out of Napo’s breach or pursuant to Section 16.5, Woodward shall be permitted to set off any amounts due and owing by Woodward to Napo under this Agreement or the License Agreement by the amount of any payments to a counterparty to a Third Party MSA necessary to cure any existing defaults by Napo, or any other costs and expenses incurred by Woodward to transition the supply of Product from Napo to Woodward.

16.6.4 Unless otherwise expressly provided for in the applicable other agreement, the License Agreement, Quality Agreement and all other agreements ancillary hereto or thereto shall automatically terminate upon expiry or termination of this Agreement as a whole, save for any provision of an agreement that is, by its nature, intended to continue in force after such expiry or termination.

Article 17

Confidentiality; Press Release

17.1 Confidentiality. Each Party shall treat the Confidential Information of the other Party as strictly confidential and not disclose it to any Third Party for any purpose whatsoever without obtaining the prior written consent of the other Party and not make use of the Confidential Information of the other Party or any part thereof other than as permitted under the License Agreement (it being understood that Confidential Information under this Agreement shall be considered Confidential Information under the terms of the License Agreement and shall be subject to the terms, including without limitation the protections, authorized disclosure provisions and use restrictions, set forth therein), in each case other than to conduct its activities under this Agreement and as permitted under the License Agreement. “Confidential Information” means certain secret, confidential, and proprietary data, including, without limitation, technical, scientific, business, and other information and data; provided however, that Confidential Information does not include any information which: (a) is already known to a party receiving such information (“Receiving Party”) at the time of disclosure by the party so disclosing the information (“Disclosing Party”); (b) is or becomes generally known or available to the public other than through any act or omission of the Receiving Party in breach of this Agreement (or any other agreement between the Parties with respect to confidentiality); (c) is acquired by the Receiving Party from a Third Party who is not directly or indirectly under an obligation of confidentiality to the Disclosing Party with respect

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to same, or (d) is developed independently by the Receiving Party without the use, direct or indirect, of the Disclosing Party’s Confidential Information. In addition, nothing in this Section 17.1 shall be interpreted to limit the ability of either Party to disclose its own Confidential Information to any other Person on such terms and subject to such conditions as it deems advisable or appropriate.

17.2 Permitted Disclosures. It shall not be a breach of Section 17.1 if a Receiving Party discloses Confidential Information of a Disclosing Party: (a) pursuant to Applicable Law, including securities laws applicable to a public company, to any regulatory authority or the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market, the New York Stock Exchange, or other regulatory authority; (b) in order to comply with its obligations under the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or the New York Stock Exchange; or (c) in a judicial, administrative or arbitration proceeding to enforce such party’s rights under this Agreement; provided, however, that the Receiving Party: (i) provides the Disclosing Party with as much advance written notice as possible of the required disclosure; (ii) reasonably cooperates with the Disclosing Party in any attempt to prevent, limit or seek confidential treatment for the disclosure; and (iii) discloses only the minimum amount of Confidential Information necessary for compliance. The Parties may also disclose the existence of this Agreement and terms thereof to their directors, investors, officers, employees, attorneys, accountants and other advisers on a need to know basis and may, upon obtaining a written confidentiality agreement, further disclose the existence and terms of this Agreement to Third Parties to whom it may be relevant in connection with financings, acquisitions, licenses and similar transactions to the extent such Third Parties are under confidentiality obligations at least as restrictive as those set forth herein.

17.3 The obligations in this Article 17 shall last for the Term and for a period of ten (10) years thereafter.

17.4 Press Releases. Any press release or public announcement pertaining to this Agreement shall be subject to the terms, protections, and use restrictions forth in the License Agreement.

Article 18
TECHNOLOGY TRANSFER

18.1 As security for Woodward to ensure continuity of Supply, (i) Napo agrees that, as of the Effective Date, Woodward or its designee is entitled to transition the Supply of the Product to itself or its designee provided that Woodward agrees not to undertake such transition until and unless a Insolvency Event occurs, and (ii) promptly following Woodward’s request at any time following the Effective Date, Napo will provide documentation and materials sufficient to enable to Woodward or its nominee to fully Supply Products (including the then-current process for the Supply of the Products, as well as any improvements or enhancements to such processes) provided that Woodward agrees not to use such documentation and materials until and unless an Insolvency Event occurs. If an Insolvency Event has not occurred, Woodward will be responsible for all reasonable costs, direct and indirect, associated with this activity.

18.2 Upon the occurrence of a Insolvency Event and Woodward’s exercise of its rights under any Third Party MSA or Replacement Third Party MSA, Napo will transition the Supply of the Product to Woodward or its nominee upon Napo’s instruction such transition to include, without limitation, (i) introduction of Woodward or its designee to, and/or (ii) assisting

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Woodward or its designee to enter into agreements with, any of Napo’s Third Party manufacturers, including, if so requested by Woodward, by assigning or novating Napo’s or its Affiliate’s relevant contracts (in whole or in part as applicable) to Woodward or its designee. If an Insolvency Event has not occurred, Woodward will be responsible for all reasonable costs, direct and indirect, associated with this activity.

18.3 As soon as reasonably practicable following Napo’s receipt of Woodward’s instruction under Section 18.1, but in any event no later than thirty (30) days after receipt of same, the Parties shall negotiate in good faith and agree a formal plan (“Technology Transfer Plan”) for the transition of Supply of the Product to Woodward or to any Affiliate of Woodward or third party contract manufacturer as Woodward may direct (“Technology Transfer Partner”). If an Insolvency Event has not occurred, Woodward will be responsible for all reasonable costs, direct and indirect, associated with this activity.

18.4 If an Insolvency event has occurred, Napo shall carry out the activities allocated to it in the Technology Transfer Plan in accordance with any timelines set out therein. The methods that will be used to affect the Technology Transfer Plan will include:

18.4.1 the provision of technical assistance to Woodward and/or the Technology Transfer Partner to ensure timely transfer of Supply of the Product; and

18.4.2 access to employees of Napo and its Affiliates (and/or their third-party contract manufacturer) who have knowledge of the Products and the Manufacturing process at Napo’s (and/or its Affiliates’ and/or their third-party contract manufacturer’s premises and/or, where reasonably required, at Woodward’s or Technology Transfer Partner’s premises.

Article 19
Miscellaneous

19.1 Forum. Any legal action or proceeding concerning the validity, interpretation and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, and all related matters will be brought exclusively in the state or federal courts located in the State of Delaware. Each of Woodward and Napo hereby submits to the exclusive jurisdiction of such courts and waive any objection to the propriety or convenience of such venues.

19.2 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to conflicts of laws principles, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which shall be determined in accordance with the laws of the country in which such patent was issued.

19.3 Assignment. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed; except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, and further provided that such assignment to an Affiliate does not increase the other Party’s tax payment obligations relative to those it would have prior to such assignment, including for example by increasing withholding taxes on amounts payable to such other Party, or (b) in connection with

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any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party to which this Agreement relates, without the prior consent of the non-assigning Party but with written notice to such non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 19.3 shall be null and void.

19.4 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, “force majeure” is defined as causes beyond the control of the Party, including acts of nature; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Woodward or Napo, as the case may be, shall promptly notify the other Parties of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) calendar days, after which time Woodward or Napo, the Party not affected by the force majeure, may terminate this Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

19.5 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Woodward, addressed to:

Woodward Specialty LLC

c/o Future Pak, LLC

47220 Cartier Dr., Suite A

Wixom, MI 48337

Attention: Chief Executive Officer

with a copy to:

Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Attention: Nicholas Pedersen and Nick Gorga

If to Napo, addressed to:

Napo Pharmaceuticals, Inc.
200 Pine Street, Suite 400
San Francisco, CA 94104
Attention: Chief Executive Officer
Email:lconte@napopharma.com

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with a copy to:

Jaguar Health, Inc.
200 Pine Street, Suite 400
San Francisco, CA 94104
Attention: General Counsel
Email: jwolin@jaguar.health

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

19.6 Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it shall not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

19.7 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

19.8 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

19.9 Entire Agreement. This Agreement, together with the Exhibit hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

19.10 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the

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authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

19.11 Headings; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. Further, in this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

19.12 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

19.13 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns.

19.14 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

19.15 Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Exhibit hereto, the terms of this Agreement shall control. The Parties understand and agree that the Exhibit hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and is expected to be updated from time to time during the Term, as appropriate and in accordance with the provisions of this Agreement.

19.16 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

* - * - * - *

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IN WITNESS WHEREOF, the Parties have caused this Manufacturing and Supply Agreement to be executed by their duly authorized representatives.

Napo Pharmaceuticals, Inc.

By: /s/ Lisa Conte

Name: Lisa Conte

Title: President & CEO

Dated: January 12, 2026

[Additional signature page to the Manufacturing and Supply Agreement between Napo and Woodward]

WOODWARD SPECIALTY LLC

By: /s/ David Risk

Name: David Risk

Title: Operating Chairman

Dated: January 12, 2026

Solely for the purposes of Section 13.2:

FUTURE PAK, LLC

By: /s/ David Risk

Name: David Risk

Title: Operating Chairman

Dated: January 12, 2026

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Exhibit A

Supply Price and Minimum Order Quantities

Costs of Goods Manufactured consists of direct drug substance and drug product materials expense, direct labor and distribution fees plus 10%.

2025 Annual Pricing* for 35kg Batch Size (~1040 Bottles per batch). Minimum Order Quantity will be 1 batch, and Woodward has no obligation to order any particular quantity of Product, provided that each order Woodward does place satisfies the Minimum Order Quantity.

Product	Batches	Bottles	Price per 60 count bottle**
Mytesi 125mg	1	1040	$[****]
Mytesi 125mg	2	2080	[****]
Mytesi 125mg	3	3120	[****]
Mytesi 125mg	4	4160	[****]
Mytesi 125mg	5	5200	[****]
Mytesi Sample Bottles (60 count)	N/A	1040	Bottle cost for the batch plus $[****] for overlabel

1 These Supply Prices are expected to be updated in the first six-months of 2026 based on price adjustments under the Third Party MSAs.

2The “Price per 60 count bottle” reflects Napo’s COGS plus 10%

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Exhibit B

Effective Date Product Inventory at Cardinal and VEDCO:

Quantity and Purchase Cost per Bottle

The existing Effective Date Product Inventory for Mytesi® and Canalevia-CA1® Bottles is shown below, except with respect to Canalevia. The table shows Bottle Count, Expiry Date, and Purchase Cost per bottle.

Table 1: Mytesi & Canalevia-CA1 Effective Date Product Inventory.

Lot Number	Amount (Bottles)	Expiry Date	Purchase Cost per Bottle
Mytesi®	[****]	[****]	$[****]
Mytesi Sample Bottles	[****]	[****]	$[****]
Canalevia®-CA1	[****]	[****]	$[****]

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Exhibit C

Fully-Allocated Manufacturing Cost

“Fully-Allocated Manufacturing Cost” means all manufacturing and supply costs of Napo and its Affiliates relating to the Products from time-to-time, including without limitation all fees and expenses under the Third Party MSAs and the Charles River statements of work. For illustrative purposes, currently the Fully-Allocated Manufacturing Costs include the following:

Cost Center	Input
Botanical Raw Material[1] (BRM)	BRM cost
Reforestation and Labor
Shipment from Peru to Glenmark
Crofelemer (Drug Substance)	Manufacturing and Release (Test methods performed at Glenmark)
Shipment from Glenmark to Patheon
Release of Batch (Bioassay performed at Charles River Lab)
Stability Program (Bioassay performed at Charles River Lab)
Mytesi (Finished Product)	Manufacturing & Release (Test methods performed at Patheon)
Stability Program (Test Methods performed at Patheon)
Release of Batch (Bioassay performed at Charles River Lab)
Stability Program (Bioassay performed at Charles River Lab)
Shipment from Patheon to Cardinal or Woodward warehouse
Labor	Napo personnel

1 Botanical Raw Material: Starting material sourced from the Peruvian rainforest

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